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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
______________________________________________________________________________
1. Name and Address of Reporting Person*

Flynn                              Edward                     L.
------------------------------------------------------------------------------
   (Last)                         (First)                 (Middle)

                            75-11 Myrtle Avenue
------------------------------------------------------------------------------
                                  (Street)

Glendale                             NY                     11385
------------------------------------------------------------------------------
    (City)                         (State)                 (Zip)
______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

   TGC Industries, Inc. ("TGCI")
______________________________________________________________________________
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

    ###-##-####
______________________________________________________________________________
4. Statement for Month/Year

   January 2003
______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)

==============================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] Director                       [X] 10% Owner
   [_] Officer (give title below)     [_] Other (specify below)
______________________________________________________________________________
7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by one Reporting Person
   [_] Form filed by more than one Reporting Person
______________________________________________________________________________

=============================================================================
Table I -- Non-Derivative Securities Acquired, Disposed of,
           or Beneficially Owned
=============================================================================

1.                      2.            3.                4.
Title of Security       Transaction   Transaction       Securities
(Instr. 3)              Date          Code              Acquired (A)
                        (mm/dd/yy)    (Instr. 8)        or Disposed
                                                        of (D) (Instr. 3
                                                        4 and 5)
                                      -----------       -------------------
                                      Code    V         Amount  (A)   Price
                                                                 or
                                                                (D)
-----------------------------------------------------------------------------
Common Stock          01-15-03         P                10,000   A    $0.09
-----------------------------------------------------------------------------
Common Stock
=============================================================================


5.                      6.                  7.
Amount of               Ownership           Nature
Securities              Form:               of
Beneficially            Direct (D)          Indirect
Owned at                Indirect (I)        Beneficial
End of Month                                Ownership
(Instr. 3 and 4)        (Instr. 4)          (Instr. 4)



-----------------------------------------------------------------------------
882,702                 D
-----------------------------------------------------------------------------
20,316                  I                  By Wife (1)
=============================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                     (Over)

FORM 4 (continued)
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
==============================================================================

1.                   2.               3.             4.            5.
Table of             Conver-          Trans-         Trans-        Number
Derivative           sion or          action         action        of Deriv-
Security             Exercise         Date           Code          ative
(Instr. 3)           Price of                        (Instr.       Secur-
                     Deriv-           (Month/         8)           ities
                     ative            Date/                        Acquired
                     Security         Year)                        (A) or
                                                                   Disposed
                                                                   of (D)
                                                                   (Instr. 3,
                                                                   4, and 5)
                                      --------       ---------
                                      Code   V        (A)  (D)
-----------------------------------------------------------------------------
Warrants 2/         $0.30
         _
-----------------------------------------------------------------------------
Warrants 2/         $0.20
         _
-----------------------------------------------------------------------------
Non-Statutory
Stock Options       $1.00
=============================================================================
6.              7.               8.         9.          10.         11.
Date Exer-      Title and        Price of   Number      Ownership   Nature of
cisable and     Amount of        Deriv-     of Deriv-   Form of     Indirect
Expiration      Underlying       ative      ative Sec-  Derivative  Beneficial
Date            Securities       Secur-     urities     Security:   Ownership
                (Instr. 3        ity        Benefi-     Direct (D)  (Instr. 4)
(Month/Day/      and 4)         (Instr.     cially      or Indirect
 Year)                           5)         Owned at    (I)
                                            End of      (Instr. 4)
                                            Month
                                           (Instr.
                                            4)
------  ------- ------- ---------
Date    Expir-          Amount
Exer-   ation   Title   or
cisable Date            Number of
                        Shares
-----------------------------------------------------------------------------
3/      7/31/09  Common
_                Stock   200,000            200,000       D
------------------------------------------------------------------------------
3/      9/10/    Common
_       2012     Stock   300,000            300,000       D
------------------------------------------------------------------------------
4/     12/10     Common
_      2005      Stock    10,000             10,000       D
==============================================================================




Explanation of Responses:

1/  Reporting Person disclaims beneficial ownership of these securities owned
_   by his wife.

2/  Warrants issued pursuant to a debt financing transaction between Reporting
_   Person and Company;

3/  Currently exercisable;
_

4/  Non-Statutory Stock Options were granted on 12/11/00; are exercisable one-
_   third at 12/11/01; two-thirds at 12/11/02; 100% at 12/11/03.

/s/  Edward L. Flynn                                          01/15/03
----------------------------------------------         ----------------------
    **Signature of Reporting Person                           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                     Page 2




form4-flynn.txt